Exhibit 2.4

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF INDIANA

INDIANAPOLIS DIVISION

In re:	)	Chapter 11
	)	Case No. 08-03675-BHL-11
ATA AIRLINES, INC.,	)
)
Debtor	)

FIRST AMENDED CHAPTER 11 PLAN OF THE DEBTOR

BAKER & DANIELS, LLP 300 N. Meridian Street, Suite 2700 Indianapolis, Indiana 46204 Telephone: (317) 237-0300 Facsimile: (317) 237-1000	HAYNES AND BOONE, LLP 1221 McKinney, Suite 2100 Houston, Texas 77010 Telephone: (713) 547-2000 Facsimile: (713) 236-5490

Dated: February 3, 2009	ATTORNEYS FOR DEBTOR

TABLE OF CONTENTS

INTRODUCTION		1

ARTICLE 1	DEFINITIONS, RULES OF INTERPRETATION, AND CONSTRUCTION OF TERMS	1

1.1	Scope of Definitions	1

1.2	Definitions	1

1.3	Rules of Interpretation and Construction	1

1.4	Plan Documents	1

ARTICLE 2	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS; IMPAIRMENT	1

2.1	Classification	1

2.2	Identification of Classes	1

2.3	Unimpaired Classes	2

2.4	Impaired Classes	2

ARTICLE 3	TREATMENT OF UNCLASSIFIED CLAIMS AND CERTAIN POSTPETITION CLAIMS	2

3.1	Administrative Claims Bar Date	2

3.2	Professional Compensation Claims Bar Date	2

3.3	Payment of Administrative Claims and Professional Fee Claims	2

3.4	Payment of Administrative Claims and Professional Fee Claims	2

3.5	Payment of Allowed Priority Unsecured Tax Claims	2

3.6	U. S. Trustee Fees	3

ARTICLE 4	PROVISIONS FOR TREATMENT OF ALLOWED CLAIMS AND EQUITY INTERESTS	3

4.1	Treatment of Allowed Priority Unsecured Employee Claims (Class – 1.1)	3
	(a) Allowed Priority Unsecured Employee Claims (ALPA)	3
	(b) Allowed Priority Unsecured Employee Claims (AFA)	3
	(c) Allowed Priority Unsecured Employee Claims (AMFA)	3
	(d) Allowed Priority Unsecured Employee Claims (IAM)	4
	(e) Allowed Priority Unsecured Employee Claims (TWU)	4
	(f) Allowed Priority Unsecured Employee Claims (Batman)	4
	(g) Treatment	4
	(h) Settlement and Compromise	4

4.2	Treatment of Allowed Priority Unsecured Non-Tax Claims (Class – 1.2)	4

4.3	Treatment of Allowed Secured Tax Claims (Class - 2)	5
	(a) Determination of Allowed Secured Tax Claims	5
	(b) Treatment of Allowed Secured Tax Claims	5
	(c) Retention of Lien	5
	(d) Deficiency Claim	5

4.4	Treatment of Allowed Lender Secured Claims (Class - 3.1)	5
	(a) Allocation of Class 3.1 Beneficial Interest	6
	(b) Treatment of Allowed Lender Secured Claims	6
	(c) Retention of Lien	6
	(d) Treatment of Lender Deficiency Claims	6

4.5	Treatment of Allowed Secured Letter of Credit Claims (Class - 3.2)	6
	(a) Determination of Allowed Secured Letter of Credit Claims	6

i

	(b)	Treatment of Allowed Secured Letter of Credit Claims	6
	(c)	Retention of Lien	6
	(d)	Deficiency Claim	7

4.6	Treatment of Allowed Other Secured Claims (Class – 3.2)		7
	(a)	Determination of Allowed Other Secured Claims	7
	(b)	Treatment of Allowed Other Secured Claims	7
	(c)	Retention of Lien	7
	(d)	Deficiency Claim	7

4.7	Treatment of Allowed General Unsecured Claims (Class - 4)		8

4.8	Treatment of Allowed Subordinated Claims (Class - 5)		8

4.9	Treatment of Allowed Equity Interests (Class - 6)		8

ARTICLE 5	EXECUTORY CONTRACTS AND UNEXPIRED LEASES		8

5.1	Assumption and Assignment of Executory Contracts		8

5.2	Deemed Rejection		8

5.3	Stipulated Termination and Rejection of CBAs		8

5.4	Approval of Assumption or Rejection		8

5.5	Procedures Related to Assumption and Assignment of Executory Contracts and Unexpired Leases		8
	(a)	Objection to Disputed Cure Amounts	9
	(b)	Payment of Cure Amounts	9
	(c)	Non-Admission	9
	(d)	Waiver, etc.	9

5.6	Rejection Damage Claim Bar Date		9

5.7	Indemnification Obligations		9

ARTICLE 6	MEANS FOR IMPLEMENTATION OF THE PLAN		10

6.1	The Reorganized Debtor		10
	(a)	Issuance of the New Equity Interest	10
	(b)	Existence of Reorganized Debtor	10
	(c)	Certificate of Incorporation and By-Laws	10
	(d)	Debtor’s Board of Directors	10

6.2	New ATA		10
	(a)	Formation of New ATA	10
	(b)	Operation of New ATA	11
	(c)	Transfer of the Retained Assets	11
	(d)	No Continuing Obligations of the Reorganized Debtor	11

6.3	Purchase of New Membership Interest by Buyer		11

6.4	Selection of Trustee		11

6.5	Selection of Unsecured Creditor Trustee		11

6.6	The Closing		11

6.7	Transactions at Closing		12
	(a)	Execution and Closing of the Purchase Agreement	12
	(b)	Execution and Ratification of Trust Agreements	12
	(c)	Transfer of Plan Trust Assets	12
	(d)	Transfer of Unsecured Creditor Trust Assets	12
	(e)	Certificate of Incorporation and By-Laws	12

	(f) Establishment of Reserves	12
	(g) Execution of Documents and Corporate Action	13
	(h) Amendment of the Debtor’s Governance Documents	13
	(i) Surrender of Instruments	13

6.8	Section 1145 Determination	13

6.9	Tax Treatment of the Plan Trust and the Unsecured Creditor Trust	13

6.10	Settlement and Compromise	14

6.11	Termination of the Committee	14

ARTICLE 7	VESTING OF PROPERTY	14

7.1	Vesting of Property	14

ARTICLE 8	DISCHARGE, RELEASE AND EXTINGUISHMENT OF LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES; EXCULPATION	15

8.1	Discharge of Debtor	15

8.2	Releases	15
	(a) Employee Claim Release	15
	(b) Lender Release	15
	(c) Affiliate Release	16
	(d) Officer and Director Release	16
	(e) Creditor	16
	(f) Execution of Releases	17

8.3	Exculpation	17

ARTICLE 9	INJUNCTION AGAINST ENFORCEMENT OF PRECONFIRMATION CLAIMS AND EQUITY INTERESTS	17

9.1	Injunction Enjoining Holders of Claims Against and Equity Interests in Debtor	17

9.2	Derivative Litigation Claims	18

ARTICLE 10	EVENTS OF DEFAULT	18

10.1	Events of Default	18

10.2	Remedies for Defaults	18

ARTICLE 11	RESOLUTION OF CLAIMS	19

11.1	Right to Object to Claims	19

11.2	Deadline for Objecting to Claims	19

11.3	Deadline for Responding to Claim Objections	19

11.4	Right to Request Estimation of Claims	20

11.5	Release of Certain Claims	20

ARTICLE 12	RETENTION, ENFORCEMENT, COMPROMISE, OR ADJUSTMENT OF CLAIMS BELONGING TO THE ESTATE	20

12.1	Right to Enforce, Compromise, or Adjust Estate Claims	20

12.2	Substitution of Plan Trustee as Plaintiff	20

12.3	Dismissal of Second Circuit Grievance Litigation	20

12.4	Dismissal of WARN Adversaries	20

ARTICLE 13	RETENTION OF JURISDICTION	20

13.1	Retention of Jurisdiction	20

ARTICLE 14	MISCELLANEOUS PROVISIONS	22

14.1	Confirmation Order	22

14.2	Notices	22

14.3	Dates	23

14.4	Further Action	23

14.5	Exhibits	23

14.6	Exemption from Transfer Taxes	23

14.7	Binding Effect	23

14.8	Governing Law	23

14.9	Headings	23

14.10	Withdrawal or Revocation of the Plan	23

14.11	Reservation of Rights	24

14.12	Defects, Omissions, and Amendments	24

14.13	Good Faith	24

ARTICLE 15	SUBSTANTIAL CONSUMMATION	24

15.1	Substantial Consummation	24

15.2	Final Decree	24

ARTICLE 16	CONDITIONS TO CONFIRMATION AND EFFECTIVENESS OF PLAN	24

16.1	Conditions Precedent to Confirmation	24

16.2	Conditions Precedent to Effectiveness	25

16.3	Waiver of Conditions to Confirmation or Consummation	25

EXHIBITS TO PLAN

Glossary of Defined Terms	Exhibit A

The Liquidating Trust Agreement for the ATA Plan Trust	Exhibit B

The Liquidating Trust Agreement for the ATA Unsecured Creditor Trust	Exhibit C

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INTRODUCTION

ATA Airlines, Inc., the Debtor in this chapter 11 case, proposes this chapter 11 Plan under Bankruptcy Code section 1121 for the resolution of outstanding Claims and Equity Interests and to implement the terms and conditions of that Global Settlement among the Debtor, JPMorgan, the Committee, the Unions and Batman.

ARTICLE 1
DEFINITIONS, RULES OF INTERPRETATION, AND CONSTRUCTION OF TERMS

1.1     Scope of Definitions.

All capitalized terms not defined elsewhere in the Plan have the meanings assigned to them in section 1.2 of the Plan.  Any capitalized term used in the Plan that is not defined herein has the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

1.2     Definitions.

Defined terms are contained in the Glossary of Defined Terms attached as Exhibit A to the Plan.

1.3     Rules of Interpretation and Construction.

For purposes of the Plan, (i) any reference in the Plan to an existing document or exhibit filed or to be filed means that document or exhibit as it may have been or may be amended, supplemented, or otherwise modified; (ii) unless otherwise specified, all references in the Plan to sections, articles, and exhibits are references to sections, articles, or exhibits of the Plan; (iii) the words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan in its entirety and not to any particular portion of the Plan; (iv) captions and headings contained in the Plan are inserted for convenience and reference only, and are not intended to be part of or to affect the interpretation of the Plan; (v) wherever appropriate from the context, each term stated in either the singular or the plural includes the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter gender; and (vi) the rules of construction outlined in Bankruptcy Code section 102 and in the Bankruptcy Rules apply to the Plan.

1.4     Plan Documents.

Plan Documents are those material agreements, instruments and related documents to be executed in order to implement and consummate the Plan.

ARTICLE 2
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS; IMPAIRMENT

2.1     Classification.

Pursuant to Bankruptcy Code section 1122, a Claim or Equity Interest is placed in a particular Class for purposes of voting on the Plan and receiving Distributions under the Plan only to the extent (i) the Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and (ii) the Claim or Equity Interest has not been paid, released, or otherwise compromised before the Effective Date.  In accordance with Bankruptcy Code section 1123(a)(1), Administrative Claims, Professional Compensation Claims, and Priority Unsecured Tax Claims are not classified under the Plan.

2.2     Identification of Classes.

Allowed Claims and Allowed Equity Interests are classified under the Plan as follows:

Class - 1.1	Allowed Priority Employee Claims
Class - 1.2	Allowed Priority Unsecured Non-Tax Claims

Class - 2	Allowed Secured Tax Claims
Class - 3.1	Allowed Lender Secured Claims
Class - 3.2	Allowed Secured Letter of Credit Claims
Class - 3.3	Allowed Other Secured Claims
Class - 4	Allowed General Unsecured Claims
Class - 5	Allowed Subordinated Claims
Class - 6	Allowed Equity Interests

2.3     Unimpaired Classes.

Claims in Class - 1.2 are not Impaired under the Plan.  Under Bankruptcy Code section 1126(f), holders of Claims in this Class are conclusively presumed to have accepted the Plan, and are therefore not entitled to vote to accept or reject the Plan.

2.4     Impaired Classes.

Except for the Claims in Class - 1.2, all Claims and Equity Interests are Impaired under the Plan.  Holders of Claims and Equity Interests in the Impaired Classes are entitled to vote to accept or reject the Plan.

ARTICLE 3
TREATMENT OF UNCLASSIFIED CLAIMS AND CERTAIN POSTPETITION CLAIMS

3.1     Administrative Claims Bar Date.

Except as otherwise provided in Article 3 herein, all applications or other requests for payment of Administrative Claims arising on or before the Confirmation Date and not previously filed must be filed with the Bankruptcy Court and served on the Debtor, the U. S. Trustee, JPMorgan and the Plan Trustee by the Administrative Claims Bar Date.  Any Administrative Claim for which an application or request for payment is not filed by the deadline specified in this section shall be discharged and forever barred.  The Administrative Claims Bar Date does not apply to fees incurred under 28 U.S.C. section 1930(a)(6).

3.2     Professional Compensation Claims Bar Date.

All applications or other requests for payment of Professional Compensation Claims must be filed with the Bankruptcy Court and served on the Debtor, the U. S. Trustee, JPMorgan and the Plan Trustee by the Professional Compensation Claims Bar Date.  Any Professional Compensation Claims for which an application or other request for payment is not filed by the deadline specified in this section shall be discharged and forever barred.

3.3     Payment of Administrative Claims.

The Plan Trustee shall pay Allowed Administrative Claims (except Professional Compensation Claims and Ordinary Course Liabilities) arising through the Confirmation Date from the Priority Claim Fund on the later of (a) the Effective Date or (b) ten (10) days after the date such Claim becomes Allowed.

3.4      Payment of Professional Compensation Claims.

The Plan Trustee shall pay Allowed Professional Compensation Claims within ten (10) days after the date such Claim becomes Allowed (a) first, from the balance of any retainers held by professionals until fully exhausted; and (b) second, from the Professional Compensation Claim Fund.

3.5     Payment of Allowed Priority Unsecured Tax Claims.

Allowed Priority Unsecured Tax Claims shall be satisfied in full at the election of the Plan Trustee as follows:

(a)                                  Cash Payment.

The Plan Trustee may elect to satisfy any Allowed Priority Unsecured Tax Claim by the payment of Cash from the Priority Claim Fund to the holder of such Claim in the amount of its Allowed Priority Unsecured Tax Claim plus accrued interest after the Confirmation Date at the normal corporate interest rate for tax underpayments determined under section 6621(a) of the Internal Revenue Code, as amended (the “Tax Interest Rate”), such payment to be made on the later of (a) ten (10) days after the Effective Date or (b) ten (10) days after the date such Claim becomes Allowed.

(b)                                  Other Agreements.

The Plan Trustee may elect to satisfy any Allowed Priority Unsecured Tax Claim pursuant to an agreement reached with the holder of such Claim.

3.6     U. S. Trustee Fees.

Until the Bankruptcy Case is closed, all fees incurred under 28 U.S.C. section 1930(a)(6) shall be paid in accordance with the Plan Trust Agreement and the Unsecured Creditor Trust Agreement.

ARTICLE 4
TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

4.1     Treatment of Allowed Priority Employee Claims (Class — 1.1).

Allowed Priority Employee Claims shall be satisfied in full as follows:

(a)                                  Allowance of Employee Claims (ALPA).

Each ALPA Employee shall be deemed to hold an Allowed Priority Employee Claim equal in amount to such holder’s Employee Pro Rata Share of the ALPA Distribution.  Each ALPA Employee shall be deemed to hold an Allowed General Unsecured Claim equal in amount to the excess of such holder’s Employee Claim over the Allowed Priority Employee Claim.

(b)                                  Allowance of Employee Claims (AFA).

Each AFA Employee shall be deemed to hold an Allowed Priority Employee Claim equal in amount to such holder’s Employee Pro Rata Share of the AFA Distribution.  Each AFA Employee shall be deemed to hold an Allowed General Unsecured Claim equal in amount to the excess of such holder’s Employee Claim over the Allowed Priority Employee Claim.

(c)                                  Allowance of Employee Claims (AMFA).

Each AMFA Employee shall be deemed to hold an Allowed Priority Employee Claim equal in amount to such holder’s Employee Pro Rata Share of the AMFA Distribution.  Each AMFA Employee shall be deemed to hold an Allowed General Unsecured Claim equal in amount to the excess of such holder’s Employee Claim over the Allowed Priority Employee Claim.

(d)                                  Allowance of Employee Claims (IAM).

Each IAM Employee shall be deemed to hold an Allowed Priority Employee Claim equal in amount to such holder’s Employee Pro Rata Share of the IAM Distribution.  Each IAM Employee shall be deemed to hold an Allowed General Unsecured Claim equal in amount to the excess of such holder’s Employee Claim over the Allowed Priority Employee Claim.

(e)                                  Allowance of Employee Claims (TWU).

Each TWU Employee shall be deemed to hold an Allowed Priority Employee Claim equal in amount to such holder’s Employee Pro Rata Share of the TWU Distribution.  Each TWU Employee shall be deemed to hold an Allowed General Unsecured Claim equal in amount to the excess of such holder’s Employee Claim over the Allowed Priority Employee Claim.

(f)                                    Allowance of Employee Claims (Batman).

Each Batman Employee shall be deemed to hold an Allowed Priority Employee Claim equal in amount to such holder’s Employee Pro Rata Share of the Batman Distribution.  Each Batman Employee shall be deemed to hold an Allowed General Unsecured Claim equal in amount to the excess of such holder’s Employee Claim over the Allowed Priority Employee Claim.

(g)                                 Treatment.

Allowed Priority Employee Claims and Claims of Employees holding Allowed General Unsecured Claims shall be treated in accordance with the terms of the Unsecured Creditor Trust Agreement as follows:

1)                                      Class 1.1 Beneficial Interests in the Unsecured Creditor Trust shall be allocated to Employees holding Class 1.1 Allowed Priority Employee Claims in accordance with the Unsecured Creditor Trust Agreement.

2)                                      Class 4 Beneficial Interests in the Unsecured Creditor Trust shall be allocated to Employees holding Class 4 Allowed General Unsecured Claims in accordance with the Unsecured Creditor Trust Agreement.

3)                                      Employees holding Allowed Priority Employee Claims shall receive Distributions on account of their Class 1.1 Beneficial Interest in accordance with the Unsecured Creditor Trust Agreement.

4)                                      Employees holding Allowed General Unsecured Claims shall receive Distributions on account of their Class 4 Beneficial Interest in accordance with the Unsecured Creditor Trust Agreement.

(h)                                 Settlement and Compromise.

The Employee Claims listed on each Employee Claim Register and the Allowance of such Claims as provided for herein constitute a settlement and compromise with respect to Employee Claims asserted against the Debtor and to the extent of any inconsistency between individual proofs of claim filed by Employees and the amounts set forth on the Employee Claim Registers, the amounts set forth on the Employee Claim Registers shall control and all other amounts asserted in a proof of claim shall be deemed disallowed.

4.2     Treatment of Allowed Priority Unsecured Non-Tax Claims (Class — 1.2).

The Plan Trustee shall pay each Allowed Priority Unsecured Non-Tax Claim in full from the Priority Claim Fund on the later of (i) the Effective Date or (ii) ten (10) days after the Allowance Date in accordance with the Plan Trust Agreement.

4.3     Treatment of Allowed Secured Tax Claims (Class - 2).

(a)                                  Determination of Allowed Secured Tax Claims.

If there is more than one Allowed Secured Tax Claim, then each Allowed Secured Tax Claim shall be classified in a separate subclass.  To the extent permitted under Bankruptcy Code section 506(b), each Allowed Secured Tax Claim shall accrue interest at the applicable rate during the period from the Petition Date until the Confirmation Date.  The Plan Trustee may (i) seek a determination regarding the allowability of any Secured Tax Claim under the Bankruptcy Code and the Bankruptcy Rules and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

(b)                                  Treatment of Allowed Secured Tax Claims.

Allowed Secured Tax Claims shall be satisfied in full at the election of the Plan Trustee as follows:

(i)                                    Transfer of Collateral.

The Plan Trustee may elect to satisfy any Allowed Secured Tax Claim by conveying and transferring any Plan Trust Assets serving as collateral for the Allowed Secured Tax Claim to the holder thereof to the extent of the Allowed amount of such Secured Tax Claim.  Any collateral remaining after satisfaction of such Allowed Secured Tax Claim shall remain Plan Trust Assets, free and clear of any Liens.

(ii)                                Cash Payment.

The Plan Trustee may elect to satisfy any Allowed Secured Tax Claim by the payment of Cash from the Priority Claim Fund to the holder of such Claim in the amount of its Allowed Secured Tax Claim.

(iii)                            Other Agreements.

The Plan Trustee may elect to satisfy any Allowed Secured Tax Claim pursuant to an agreement reached with the holder of such Claim.

(c)                                  Retention of Lien.

Each holder of an Allowed Secured Tax Claim shall retain any Liens securing such Claim against Plan Trust Assets until such Claim is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in section 4.3(b)(i) of the Plan) or until an earlier date agreed to by the holder of the Allowed Secured Tax Claim and the Plan Trustee.

(d)                                  Deficiency Claim.

Subject to the limitations contained in Bankruptcy Code sections 502(b)(3) and 507(a)(8), if the holder of an Allowed Secured Tax Claim has a Deficiency Claim, such Claim shall be treated as a Priority Unsecured Tax Claim.

4.4     Treatment of Allowed Lender Secured Claims (Class - 3.1).

Class 3.1 Lender Secured Claims are allowed in the aggregate amount of the Lender Recoveries, and the Class 3.1 Allowed Lender Secured Claims shall be completely satisfied and treated in accordance with the Plan Trust Agreement as follows:

(a)                                  Allocation of Class 3.1 Beneficial Interest.

JPMorgan, as agent for the Lenders, shall be allocated the Class 3.1 Beneficial Interest in accordance with the Plan Trust Agreement.

(b)                                  Treatment of Allowed Lender Secured Claims.

In accordance with the Plan Trust Agreement, and on account of the Class 3.1 Beneficial Interest, holders of Allowed Secured Claims in Class 3.1 shall receive the Lender Distributions.

(c)                                  Retention of Lien.

The Administrative Agent on behalf of each holder of an Allowed Lender Secured Claim shall retain all Liens securing such Claims against Plan Trust Assets until such Lender Secured Claims are satisfied in accordance with the Plan and Plan Trust Agreement.

(d)                                  Treatment of Lender Deficiency Claims.

Holders of Lender Claims shall not receive any Distribution on account of any Lender Deficiency Claim, including any amount by which the Lender Claims exceed the amount of the Lender Recoveries.

4.5     Treatment of Allowed Secured Letter of Credit Claims (Class - 3.2).

(a)                                  Determination of Allowed Secured Letter of Credit Claims.

If there is more than one Allowed Secured Letter of Credit Claim, then each Allowed Secured Letter of Credit Claim shall be classified in a separate subclass.  The Plan Trustee may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Secured Letter of Credit Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

(b)                                  Treatment of Allowed Secured Letter of Credit Claims.

Allowed Secured Letter of Credit Claims shall be satisfied in full at the election of the Plan Trustee, which shall be made on or before the Effective Date, as follows:

(i)                                    Transfer of Collateral.

The Plan Trustee may elect to satisfy any Allowed Secured Letter of Credit Claim by conveying and transferring any Plan Trust Assets serving as collateral for the Allowed Secured Letter of Credit Claim to the holder thereof to the extent of the Allowed amount of such Secured Letter of Credit Claim.  Any collateral remaining after satisfaction of such Allowed Secured Letter of Credit Claim shall remain a Plan Trust Asset, free and clear of any Liens.

(ii)                                Other Agreements.

The Plan Trustee may elect to satisfy any Allowed Secured Letter of Credit Claim pursuant to any agreement reached with the holder of such Claim.

(c)                                  Retention of Lien.

Each holder of an Allowed Secured Letter of Credit Claim shall remain in possession of any Plan Trust Assets constituting its collateral securing such Claim and shall retain Liens securing such Claim against Plan Trust Assets until such Claim is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in section 4.5(b)(i) of the Plan), or until an earlier date agreed to by the holder of the Allowed Secured Letter of Credit Claim and the Plan Trustee.

(d)                                  Deficiency Claim.

If the holder of an Allowed Secured Letter of Credit Claim has a Deficiency Claim, such Claim shall be treated as a Class 4 General Unsecured Claim.

4.6     Treatment of Allowed Other Secured Claims (Class — 3.3).

(a)                                  Determination of Allowed Other Secured Claims.

If there is more than one Allowed Other Secured Claim, then each Allowed Other Secured Claim shall be classified in a separate subclass.  The Plan Trustee may (i) seek a determination under the Bankruptcy Code and the Bankruptcy Rules regarding the allowability of any Other Secured Claim and (ii) initiate litigation to determine the amount, extent, validity, and priority of any Liens securing any such Claim.

(b)                                  Treatment of Allowed Other Secured Claims.

Allowed Other Secured Claims shall be satisfied in full at the election of the Plan Trustee as follows:

(i)                                    Transfer of Collateral.

The Plan Trustee may elect to satisfy any Allowed Other Secured Claim by conveying and transferring any Plan Trust Assets serving as collateral for such Claim to the holder thereof to the extent of the Allowed amount of such Other Secured Claim.  Any collateral remaining after satisfaction of such Allowed Other Secured Claim shall remain a Plan Trust Asset, free and clear of any Liens.

(ii)                                Cash Payment.

The Plan Trustee may elect to satisfy any Allowed Other Secured Claim by the payment of Cash from the Priority Claim Fund to the holder of such Claim in the amount of its Allowed Other Secured Claim.

(iii)                            Other Agreements.

The Plan Trustee may elect to satisfy any Allowed Other Secured Claim pursuant to an agreement reached with the holder of such Claim.

(c)                                  Retention of Lien.

Each holder of an Allowed Other Secured Claim shall retain any Liens securing such Claim against Plan Trust Assets until such Claim is satisfied in accordance with the Plan (which may include the transfer of collateral provided for in section 4.6(b)(i) of the Plan), or until an earlier date agreed to by the holder of the Allowed Other Secured Claim and the Plan Trustee.

(d)                                  Deficiency Claim.

If the holder of an Allowed Other Secured Claim has a Deficiency Claim, such Claim shall be treated under the Plan as a General Unsecured Claim.

4.7     Treatment of Allowed General Unsecured Claims (Class - 4).

Class 4 Allowed General Unsecured Claims shall be completely satisfied and treated in accordance with the Unsecured Creditor Trust Agreement as follows:

1)                                      Class 4 Beneficial Interests in the Unsecured Creditor Trust shall be allocated to holders of Class 4 General Unsecured Claims in accordance with the Unsecured Creditor Trust Agreement.

2)                                      In accordance with the Unsecured Creditor Trust Agreement and on account of their Class 4 Beneficial Interest in the Unsecured Creditor Trust, holders of Allowed Claims in Class 4 shall receive a Pro Rata Share of the Unsecured Creditor Distribution.

4.8     Treatment of Allowed Subordinated Claims (Class - 5).

The holders of Allowed Subordinated Claims shall not receive any Distributions, nor retain any Estate Property or interest in Estate Property, on account of such Claims.

4.9     Treatment of Allowed Equity Interests (Class - 6).

On the Effective Date, the Equity Interests in ATA shall be canceled and extinguished, and the holders thereof shall not be entitled to receive any Distributions on account of such Equity Interests.

ARTICLE 5
EXECUTORY CONTRACTS

5.1                               Assumption and Assignment of Executory Contracts.

On the Effective Date, all Executory Contracts set forth on the Schedule of Assumed Executory Contracts shall be deemed assumed and assigned to New ATA.

5.2                               Deemed Rejection.

All Executory Contracts not set forth on the Schedule of Assumed Executory Contracts are deemed rejected as of the Effective Date.

5.3                               Stipulated Termination and Rejection of CBAs.

As of the Confirmation Date, all CBAs with any of the Unions shall be deemed terminated, extinguished and rejected under sections 365(a) and 1113(a) of the Bankruptcy Code and of no further force and effect.  The Confirmation Order shall constitute approval of the stipulated termination, extinguishment and rejection of the CBAs and a finding that such rejection is in accordance with section 1113 of the Bankruptcy Code.  No rejection damage Claim shall arise from the stipulated termination, extinguishment and rejection of any CBA.

5.4                               Approval of Assumption or Rejection.

Entry of the Confirmation Order shall constitute:  (i) the approval, pursuant to section 365(a) of the Bankruptcy Code, of the assumption and/or assumption and assignment of the Executory Contracts assumed pursuant to the Plan or otherwise during the Bankruptcy Case; and (ii) the approval, pursuant to section 365(a) of the Bankruptcy Code, of the rejection of the Executory Contracts rejected pursuant to the Plan or otherwise during the Bankruptcy Case.

5.5                               Procedures Related to Assumption and Assignment of Executory Contracts.

To the extent a counterparty to an Executory Contracts disputes the Cure Amount identified in the Schedule of Assumed Executory Contracts with respect to the Executory Contract, such counterparty must file a Proof of Cure

Claim in the Bankruptcy Case on or before the Cure Claim Bar Date and shall serve such Proof of Cure Claim on the Debtor, JPMorgan, the Committee and the Buyer.  If a counterparty to an Executory Contract does not file a Proof of Cure Claim by the Cure Claim Bar Date, the proposed Cure Amount specified on the Schedule of Assumed Executory Contracts with respect to such party’s Executory Contract shall be the Cure Amount for that Executory Contract.

(a)                                  Objection to Disputed Cure Amounts.

The Debtor and the Buyer shall have the right to examine any Proof of Cure Claim filed by any party, and shall have the right to object to and contest the Disputed Cure Amount asserted therein.  Any objection to a Disputed Cure Amount must be filed with the Bankruptcy Court on or before the Cure Claim Objection Deadline and served on the party asserting such Disputed Cure Amount.

(b)                                  Payment of Cure Amounts.

Within ten (10) Business Days after the Effective Date, the Buyer shall: (1) pay, in cash, all Cure Amounts related to Executory Contracts listed on the Schedule of Assumed Executory Contracts, other than Disputed Cure Amounts, and, (2) for each Executory Contract listed on the Schedule of Assumed Executory Contracts subject to a Disputed Cure Amount, deposit in escrow funds in an amount equal to such Disputed Cure Amount pending final determination of the Cure Amount applicable to such Executory Contract.

(c)                                  Non-Admission.

Neither the exclusion nor inclusion of any Executory Contract by the Debtor on the Schedule of Assumed Executory Contracts, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or unexpired lease is in fact an executory contract or that the Debtor has any liability thereunder.

(d)                                  Waiver, etc.

Nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, causes of action, or other rights of the Debtor under any executory or non-executory contract or any unexpired or expired lease, nor shall any provision of the Plan, increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor under any executory or non-executory contract or any unexpired or expired lease.

5.6                               Rejection Damage Claim Bar Date.

Except as otherwise provided in this section, each Claim resulting from the rejection of an Executory Contract pursuant to the Plan shall be filed with the Bankruptcy Court no later than the Rejection Damage Claim Bar Date.  Any Claim resulting from the rejection of an Executory Contract not filed by the applicable deadline shall be deemed waived and forever barred and shall not be entitled to any Distributions under the Plan.  The Unsecured Creditor Trustee shall have the right, but not the obligation, to object to any Claim resulting from the rejection of an Executory Contract.

5.7                               Indemnification Obligations.

Any obligation of the Debtor to indemnify, reimburse, or limit the liability of any Person, including, but not limited to any officer or director of Debtor, or any agent, professional, financial advisor, or underwriter of any securities issued by Debtor, relating to any acts or omissions occurring before the Petition Date, whether arising pursuant to charter, by-laws, contract or applicable state law, shall be deemed to be, and shall be treated as, an Executory Contract and (i) shall be deemed to be rejected, canceled, and discharged pursuant to the Plan as of the Effective Date and (ii) any and all Claims resulting from such obligations are disallowed under section 502(e) of the Bankruptcy Code.  Notwithstanding any of the foregoing, nothing contained in the Plan impacts, impairs or prejudices the rights of any Person covered by any applicable D&O Policy with respect to such policy or policies.

ARTICLE 6
MEANS FOR IMPLEMENTATION OF THE PLAN

6.1     The Reorganized Debtor.

(a)                                  Issuance of the New Equity Interest.

On the Effective Date, the New Equity Interest shall be issued to the Plan Trustee, free and clear of all Liens, Claims, interests and encumbrances.

(b)                                Existence of Reorganized Debtor.

Except as otherwise provided in the Plan, the Reorganized Debtor will exist after the Effective Date as a reorganized, separate corporate entity or other business entity form, with all of the powers of a corporation or other business form under applicable law in the jurisdiction in which the Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect before the Effective Date, as such documents are amended by or pursuant to the Plan.  Notwithstanding, the Debtor or Reorganized Debtor may change its status of incorporation or alter its corporate structure or business form (either through a merger, consolidation, restructuring, conversion, disposition, liquidation, dissolution, or otherwise) on or after the Effective Date as determined by the Plan Trustee as the holder of the New Equity Interest.

(c)                                  Certificate of Incorporation and By-Laws.

As of the Effective Date and without any further action by the stockholders or directors of Debtor or Reorganized Debtor, and to the extent necessary to comply with Bankruptcy Code section 1123(a)(6), Debtor’s articles of incorporation and by-laws shall be amended and restated, in form and substance and consistent with the Plan, to provide for, among other things, the authorization of all acts necessary to implement this Plan including, without limitation, the issuance of the New Equity Interest.  The officers of the Reorganized Debtor are authorized to file such articles of incorporation and by-laws with the appropriate authorities without shareholder approval or any other action.  After the Effective Date, the Reorganized Debtor may amend and restate its articles of incorporation and by-laws as permitted by applicable law.

(d)                                  Debtor’s Board of Directors.

The members of the Board of Directors of the Debtor existing immediately prior to the Effective Date shall be deemed terminated without cause as of the Effective Date.  Any claim or cause of action arising from the dismissal of any members of the Board of Directors shall be deemed waived in consideration for the release and exculpation provided in the Plan.  The Plan Trustee shall nominate and elect new members for the Board of Directors in accordance with the Reorganized Debtor’s by-laws.

6.2     New ATA.

(a)                                  Formation of New ATA.

On the Effective Date, and if the Purchase Agreement is consummated, the Debtor will form New ATA as a limited liability company organized, validly existing, and in good standing under the laws of the State of Delaware qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results, assets, operations, or business prospects of New ATA.

(b)                                  Operation of New ATA.

New ATA shall have all assets and authorizations comprising the Retained Assets in order to carry out the sale of the New Membership Interest and other transactions contemplated by the Purchase Agreement and the Plan.  On the Effective Date, New ATA shall be permitted to operate its business and may use, operate, acquire, and dispose of its property and assets free of any restrictions under the Plan.

(c)                                  Transfer of the Retained Assets.

On the Effective Date and if the Purchase Agreement is consummated, all property and authorizations comprising the Retained Assets shall be transferred and conveyed to New ATA, free and clear of all Liens, Claims, interests, and encumbrances.

(d)                                No Continuing Obligations of New ATA.

Notwithstanding anything to the contrary in the Plan, New ATA shall have no continuing obligations or duties after the Effective Date to the Plan Trustee or the Unsecured Creditor Trustee and with respect to any actions to be taken or consummated under the Plan, unless otherwise required under the Purchase Agreement.

6.3     Purchase of New Membership Interest by Buyer.

If the Purchase Agreement is closed on the Effective Date, the Reorganized Debtor shall, on the Effective Date, issue to Buyer the New Membership Interest free and clear of all Liens, Claims and other interests in exchange for the purchase price specified in the Purchase Agreement.

6.4     Selection of Plan Trustee.

On or before the Voting Deadline, the Debtor and JPMorgan shall nominate a candidate to serve as Plan Trustee under the Plan Trust and shall file with the Bankruptcy Court a disclosure identifying and setting forth the terms of the fee arrangement with such candidate.  At the Confirmation Hearing, the Court shall approve such candidate for Plan Trustee and the fee arrangement and such candidate shall thereafter serve as Plan Trustee upon execution of the Plan Trust Agreement at Closing.

6.5     Selection of Unsecured Creditor Trustee.

On or before the Voting Deadline, the Committee, the Unions, and Batman shall jointly nominate a candidate to serve as Unsecured Creditor Trustee and shall file with the Bankruptcy Court a disclosure identifying and setting forth the terms of the fee arrangement with such candidate.  In the event the nomination is not made by the Committee, the Unions and Batman by the Voting Deadline, then the Debtor may make such nomination independently.  At the Confirmation Hearing, the Court shall approve such candidate for Unsecured Creditor Trustee and the fee arrangement and such candidate shall thereafter serve as Unsecured Creditor Trustee on the Effective Date.

6.6     The Closing.

The Closing of the transactions required and contemplated under the Plan shall take place on the Closing Date at the offices of Haynes and Boone, LLP, 1221 Avenue of the Americas 26th Floor, New York, NY 10020, or at such other place identified in a notice provided to those parties listed in section 14.2 of the Plan.  The Debtor may reschedule the Closing by making an announcement at the originally scheduled Closing of the new date for the Closing.  A notice of the rescheduled Closing shall be filed with the Bankruptcy Court and served on the parties identified in section 14.2 of the Plan within two (2) days after the originally scheduled Closing.

6.7     Transactions at Closing.

The following shall occur at or before the Closing, and shall be effective as of the Closing Date:

(a)          Execution and Closing of the Purchase Agreement.

The Debtor and all other parties to the Purchase Agreement shall consummate all transactions required to occur at the closing under the Purchase Agreement.  To the extent the Confirmation Order authorizes the execution and consummation of the Purchase Agreement:

(i)                                     The Debtor and the Buyer shall execute the Purchase Agreement;

(ii)                                  At the Closing, upon payment of the purchase price under the Purchase Agreement, Debtor shall deliver to the Buyer a certificate evidencing the New Membership Interest to be issued by New ATA to the Buyer, registered in the Buyer’s or its nominee’s name; and

(iii)                               The purchase price under the Purchase Agreement shall be paid by (a) application of the deposit (as defined in the Purchase Agreement), together with all interest earned thereon in accordance with the Purchase Agreement, and (b) a wire transfer of immediately available funds in the amount of the purchase price less the amounts applied in (a) above.

(b)                                  Execution and Ratification of Trust Agreements.

The Plan Trust Agreement and the Unsecured Creditor Trust Agreement shall be executed by all necessary parties thereto.  Each holder of a Claim shall be deemed to have ratified and become bound by the terms of the respective Plan Trust Agreement and the Unsecured Creditor Trust Agreement applicable to its Claim.

(c)                                  Transfer of Plan Trust Assets.

All property of the Debtor constituting the Plan Trust Assets shall be conveyed and transferred by the Debtor to the Plan Trust, free and clear of all interests, Claims, Liens and encumbrances except as provided in sections 4.3(c), 4.4(c), 4.5(c), and 4.6(c) of the Plan.

(d)                                  Transfer of Unsecured Creditor Trust Assets.

All property of the Debtor consisting of the Unsecured Creditor Trust Assets shall be conveyed and transferred by the Debtor to the Unsecured Creditor Trust, free and clear of all interests, Claims, Liens and encumbrances.

(e)                                  Establishment of Accounts.

At the Closing, the Plan Trustee shall establish the Plan Trust Account.  At the Closing, the Unsecured Creditor Trustee shall establish the Labor Settlement Account and the Unsecured Creditor Account.

(f)                                    Establishment of Reserves.

At the Closing, the Plan Trustee shall establish, out of Plan Trust Assets, the Priority Claims Fund, the Plan Operating Reserve, and the Professional Compensation Claim Fund.  At Closing, the Unsecured Creditor Trustee shall establish the Labor Settlement Fund by depositing the Labor Settlement Fund into the Labor Settlement Account and shall establish the Unsecured Settlement Fund by depositing the Unsecured Settlement Fund into the Unsecured Creditor Account

(g)                                 Execution of Documents and Corporate Action.

The Debtor shall deliver all documents and perform all actions reasonably contemplated with respect to implementation of the Plan.  The Plan Trustee, or each, as applicable, chief operating officer, chief restructuring officer, senior vice president, vice president, or their respective designees of the Debtor are authorized (i) to execute on behalf of the Debtor, in a representative capacity and not individually, any documents or instruments after the Confirmation Date or at the Closing that may be necessary to consummate the Plan and (ii) to undertake any other action on behalf of the Debtor to consummate the Plan.  Each of the matters provided for under the Plan involving the corporate structure of the Debtor or corporate action to be taken by or required of any Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and shall be authorized, approved, and (to the extent taken before the Effective Date) ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtor.

(h)                                 Amendment of the Debtor’s Governance Documents.

The Debtor’s articles of incorporation and bylaws (or analogous governance documents) shall, to the extent required under section 1123(a)(6) of the Bankruptcy Code, be amended consistent with the Plan and all necessary action shall be taken to:

(i)                                     prohibit the issuance of nonvoting equity securities, and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends; and

(ii)                                  provide for such provisions, terms, and conditions necessary to comply, conform with, and implement the terms, conditions, and requirements of the Plan.

(i)                                    Surrender of Instruments.

Each Claimholder holding a certificate or instrument evidencing a Claim against the Debtor or Estate Property and whose Claim is treated under the Plan shall surrender such certificate or instruments to the Plan Trustee or the Unsecured Creditor Trustee (as applicable) on the Effective Date as a prerequisite to receiving any Distribution under the Plan, unless the non-availability of such certificate or instrument is established to the satisfaction of the applicable party.

6.8     Section 1145 Determination.

Confirmation of the Plan shall constitute a determination, in accordance with section 1145 of the Bankruptcy Code, that except with respect to an entity that is an underwriter as defined in section 1145(b) of the Bankruptcy Code, section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, broker or dealer in, a security, do not apply to the offer, sale, or issuance of any securities under the Plan of the New Equity Interest, the New Membership Interest, the Plan Trust Assets, the Unsecured Creditor Trust Assets, or the Beneficial Interests in exchange for Claims against the Debtor.

6.9     Tax Treatment of the Plan Trust and the Unsecured Creditor Trust.

The Unsecured Creditor Trust established pursuant to the Plan is established for the purpose of satisfying Claims by liquidating the Unsecured Creditor Trust Assets transferred to the trust and the trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the trust.  The purpose of the Unsecured Creditor Trust is to provide a mechanism for the liquidation of the Unsecured Creditor Trust Assets, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Unsecured Creditor Trust, to the

Beneficiaries in accordance with the terms of the Plan.  No business activities will be conducted by the Unsecured Creditor Trust other than those associated with or related to the liquidation of the Unsecured Creditor Trust Assets.  It is intended that the Unsecured Creditor Trust be classified for federal income tax purposes as a “liquidating trust” within the meaning of section 301.7701-4(d) of the Treasury Regulations.  All parties and Beneficiaries shall treat the transfers in trust described herein as transfers to the Beneficiaries for all purposes of the Internal Revenue Code of 1986, as amended (including, sections 61(a)(12), 483, 1001, 1012, and 1274).  All the parties and Beneficiaries shall treat the transfers in trust as if all the transferred assets, including all the Unsecured Creditor Trust Assets, had been first transferred to the Beneficiaries and then transferred by the Beneficiaries to the Unsecured Creditor Trust.  The Beneficiaries shall be treated for all purposes of the Internal Revenue Code of 1986, as amended, as the grantors of the Unsecured Creditor Trust and the owners of the Unsecured Creditor Trust.  The Unsecured Creditor Trustee shall file returns for the Unsecured Creditor Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) or (b).  All parties, including the Beneficiaries and the Unsecured Creditor Trustee shall value the Unsecured Creditor Trust Assets consistently and such valuations shall be used for all federal income tax purposes.

The Plan Trust established pursuant to the Plan is established for the purpose of satisfying Claims by liquidating the Plan Trust Assets transferred to the trust and the trust shall have no objective of continuing or engaging in any trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the trust.  The purpose of the Plan Trust is to provide a mechanism for the liquidation of the Plan Trust Assets, and to distribute the proceeds of the liquidation, net of all claims, expenses, charges, liabilities, and obligations of the Plan Trust, to the Beneficiaries in accordance with the terms of the Plan.  No business activities will be conducted by the Plan Trust other than those associated with or related to the liquidation of the Plan Trust Assets.  It is intended that the Plan Trust be classified for federal income tax purposes as a “liquidating trust” within the meaning of section 301.7701-4(d) of the Treasury Regulations.  All parties and Beneficiaries shall treat the transfers in trust described herein as transfers to the Beneficiaries for all purposes of the Internal Revenue Code of 1986, as amended (including, sections 61(a)(12), 483, 1001, 1012, and 1274).  All the parties and Beneficiaries shall treat the transfers in trust as if all the transferred assets, including all the Plan Trust Assets, had been first transferred to the Beneficiaries and then transferred by the Beneficiaries to the Plan Trust.  The Beneficiaries shall be treated for all purposes of the Internal Revenue Code of 1986, as amended, as the grantors of the Plan Trust and the owners of the Plan Trust.  The Plan Trustee shall file returns for the Plan Trust as a grantor trust pursuant to Treasury Regulations section 1.671-4(a) or (b).  All parties, including the Beneficiaries and the Plan Trustee shall value the Plan Trust Assets consistently and such valuations shall be used for all federal income tax purposes.

6.10     Settlement and Compromise.

Pursuant to section 1123(b)(3) of the Bankruptcy Code, the Plan incorporates a compromise and settlement, and (to the extent necessary) constitutes a motion under Bankruptcy Rule 9019 to approve the Global Settlement.

6.11     Termination of the Committee.

The appointment and operation of the Committee shall terminate on the Closing Date.  The dissolution or termination of the Committee shall not prejudice the rights of any agents of the Committee (including their Professionals and Committee members) to pursue their separate claims for compensation and reimbursement of expenses, including Professional Compensation Claims under Bankruptcy Code sections 330, 331, and/or 503(b)(3)(F).  On the Effective Date, the Oversight Committee shall be established to review the activities and performance of and advise the Unsecured Creditor Trustee as set forth in the Unsecured Creditor Trust Agreement.

ARTICLE 7
VESTING OF PROPERTY

7.1     Vesting of Property.

On the Effective Date and, in accordance with the Plan, the Debtor shall irrevocably transfer the Plan Trust Assets to the Plan Trust and the Unsecured Creditor Trust Assets to the Unsecured Creditor Trust for the benefit of holders of Beneficial Interests, and if the Purchase Agreement is not consummated in accordance with the Plan, then the Retained Assets shall vest in the Reorganized Debtor free and clear of all Liens, Claims, interests and encumbrances.

ARTICLE 8
DISCHARGE; RELEASE AND EXTINGUISHMENT
OF LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES; EXCULPATION

8.1     Discharge of Debtor.

Except as provided in the Plan or the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Equity Interests under the Plan are in exchange for and in complete satisfaction, discharge, and release of, all Claims against the Debtor or Estate Property (including the Retained Assets, the Plan Trust Assets and the Unsecured Creditor Trust Assets) and termination of all Equity Interests. Except as provided in the Plan or the Confirmation Order, on the Effective Date: (a) the Debtor, Reorganized Debtor and New ATA shall be discharged from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (i) a proof of claim based on such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (ii) a Claim based on such debt is Allowed under section 502 of the Bankruptcy Code; or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b)  all Equity Interests and other rights of Equity Interests in the Debtor shall be terminated, except for the New Equity Interest as expressly provided in the Plan.  Except as otherwise provided in the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtor arising before the Effective Date.  Pursuant to Bankruptcy Code section 524, the discharge granted under this section shall avoid any judgment against the Debtor at any time obtained (to the extent it relates to a discharged Claim), and operates as an injunction against the prosecution of any action against the Debtor, Estate Property, the Reorganized Debtor, New ATA, the Retained Assets, the Plan Trust Assets and the Unsecured Creditor Trust Assets (to the extent such action related to a discharged claim).

8.2     Releases.

(a)                                  Employee Claim Release.

Except as otherwise provided for in the Plan, on the Effective Date, ATA, the Affiliates, each of the Lenders, the Administrative Agent, and their respective affiliates, shareholders, officers, directors, members, managers, partners (limited or general), principals, employees, insurers, attorneys, advisors, representatives, and professionals shall be released from all Employee Claims and any other Claims that have been or could have been asserted by the Unions and Batman in the WARN Adversaries.  The foregoing release shall not be deemed to release any claims of the Unions or Batman with respect to employee medical Claims under applicable plans, payment for which has been previously authorized by the Bankruptcy Court, and any issues concerning the flexible spending account against parties other than each of the Lenders, the Administrative Agent, ATA, the Affiliates, and their respective affiliates, shareholders, officers, directors, members, managers, partners (limited or general), principals, employees, insurers, attorneys, advisors, representatives, and professionals.

(b)                                  Lender Release.

Except as otherwise provided for in the Plan, on the Effective Date, the Debtor, the Administrative Agent, and the Lenders shall release each other, and their respective officers, directors, employees, insurers, attorneys, advisors, and professionals (such parties in the case of the Debtor, the “Debtor Related Parties”) (and, in the case of each of the Lenders and the as Administrative Agent, their respective shareholders, members, managers, partners (limited or general), principals, and affiliates) from any and all actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, remedies and demands, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, at equity or otherwise, based in whole or in part on any act, transaction, omission or other event occurring before the commencement of the Bankruptcy Case or during the course of the Bankruptcy Case (including through the Effective Date), in any way relating to the Debtor, the Bankruptcy Case, or the Term Loan Agreement and related loan documents, including any such claims or causes of action that any holder of a Claim or Equity Interest would have been legally entitled to assert on behalf of the Debtor or its bankruptcy estate; provided, however, the foregoing releases shall not operate as a waiver or release of (a) the Allowed Lender Secured Claims and Lender Recoveries; (b) any claims, rights, or causes of action of the Lenders and/or the Administrative Agent, against any of the Affiliates or any other Released Party (as defined below, but excluding the Debtor and the Debtor Related Parties constituting a Released Party, subject to preservation of the Allowed Lender Secured Claims and Lender Recoveries as provided above in subclause (a)) under the Term Loan Agreement and related loan documents or otherwise; or (c) any claims, rights, or causes of action of any Affiliate against the Administrative Agent, the Lenders, and each of their respective officers, directors, employees, insurers, attorneys, advisors, professionals, shareholders, members, managers, partners (limited or general) principals, and affiliates under the Term Loan Agreement and related loan documents or otherwise.

(c)                                  Affiliate Release.

Except as otherwise provided for in the Plan, on the Effective Date, the Debtor and the Affiliates shall release each other, and their respective officers, directors, employees, insurers, attorneys, advisors, and professionals, including in each such person’s capacity as an officer, director, employee, insurer, attorney, advisor, or professional of or to ATA (and, in the case of each of the Affiliates their respective shareholders, members, managers, partners (limited or general), principals, and affiliates), and any entity claimed to be liable derivatively through any of the foregoing parties (each such party, a “Released Party”) from any and all actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, remedies and demands, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, at equity or otherwise, based in whole or in part on any act, transaction, omission or other event occurring before the commencement of the Bankruptcy Case or during the course of the Bankruptcy Case (including through the Effective Date), in any way relating to the Debtor, the Bankruptcy Case, or the ownership, management, and operation of the Debtor, including any such claims or causes of action that any holder of a Claim or Equity Interest would have been legally entitled to assert on behalf of the Debtor or its bankruptcy estate; provided, however, the foregoing release shall not operate as a waiver or release of (a) the Allowed Other Secured Claim granted to GAL under section 11.4 of the Plan; (b) the Affiliate Avoidance Actions to be controlled by the Lenders; (c) any claims, rights or causes of action of the Lenders and/or the Administrative Agent, against any of the Affiliates or any other Released Party (excluding the Debtor and the Debtor Related Parties constituting a Released Party, subject to preservation of the Lender Claims and Lender Recoveries as provided in section 8.2(b)) under the Term Loan Agreement and related loan documents or otherwise; or (d) any claims, rights, or causes of action of any Affiliate against the Administrative Agent, and the Lenders, and each of their respective officers, directors, employees, insurers, attorneys, advisors, professionals, shareholders, members, managers, partners (limited or general), principals, and affiliates under the Term Loan Agreement and related loan documents or otherwise

(d)                                  Officer and Director Release.

Except as otherwise provided for in the Plan, on the Effective Date, each of (i) the Debtor; (ii) the Administrative Agent and the Lenders; (iii) the Affiliates; and (iv) the Committee, as applicable, shall be deemed to have released the Debtor’s officers and directors (solely in their respective capacities as officers and directors of the Debtor) and their professionals, from any and all claims, causes of actions, and other liabilities accruing on or before the Effective Date, and arising from or relating to any actions taken or not taken in connection with the decision to file bankruptcy on behalf of the Debtor, the shutdown of the Debtor’s operations, the winddown and operation of the Debtor during chapter 11, the administration of the Bankruptcy Case, the negotiation and implementation of the Global Settlement and the Plan, confirmation of the Plan, consummation of the Plan (including all distributions thereunder), the administration of the Plan, and the property to be distributed under the Plan.

(e)                                  Creditor Release.

Except as otherwise provided for in the Plan, effective on the Effective Date, each holder of a Claim who is not (a) a Lender, (b) GAL, or (c) any of GAL’s subsidiaries and who votes in favor of the Plan or accepts a distribution under the Plan shall be conclusively presumed to have released GAL and its subsidiaries (other than the Debtor), the Administrative Agent, and the Lenders, and their respective officers, directors, employees, insurers, attorneys, advisors, and professionals from any and all actions, causes of action, liabilities, obligations, rights, suits, accounts, covenants, contracts, agreements, promises, damages, judgments, claims, debts, remedies and demands, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, now existing or hereafter arising, in law, at equity or otherwise, based in whole or in part on any act, transaction, omission or other event occurring before the commencement of the Bankruptcy Case or during the course of the Bankruptcy Case (including through the Effective Date), in any way relating to the Debtor, the Bankruptcy Case, or the ownership, management, and operation of the Debtor; provided, however, such release shall not operate as a waiver or release of any such claims or causes of action related to or arising under any guaranty made by GAL or any of its subsidiaries.

(f)                                    Execution of Releases.

At the closing the parties to the releases specified in section 8.2(a)-(d) of the Plan shall execute written release agreements in accordance with the terms and requirements of section 8.2(a)-(d).

8.3     Exculpation.

On the Effective Date, each of (i) the Debtor and its officers and directors (solely in their respective capacities as officers and directors of the Debtor); (ii) the Debtor’s attorneys, advisors and other professionals; (iii) the Administrative Agent, the Lenders and their respective affiliates, shareholders, officers, directors, members, managers, partners (limited or general), principals, employees, insurers, attorneys, advisors, representatives and professionals; (iv) the Affiliates and any of their respective affiliates, shareholders, officers, directors, members, managers, partners (limited or general), principals, employees, insurers, attorneys, advisors, representatives, and professionals; (v) the Unions and their attorneys; (vi) the Committee and its members, attorneys, advisors and other professionals; (vii) the Batman Plaintiffs and their attorneys, advisors and other professionals; and (viii) Wilmington Trust Company solely in its capacity as loan trustee, indenture trustee and subordination agent for the ATA 1996-1 Series EETC and its attorneys, advisors and other professionals shall have no liability to any holder of a Claim or Equity Interest or to any other person for any action taken or not taken in connection with the decision to file a bankruptcy petition on behalf of the Debtor, the shutdown of the Debtor’s operations, the winddown and operation of the Debtor during chapter 11, the administration of the Bankruptcy Case, the negotiation and implementation of the Global Settlement and the Plan, confirmation of the Plan, consummation of the Plan (including all Distributions hereunder), the administration of the Plan, and the property to be distributed under the Plan (except as to rights, obligations, duties, and Claims established under the Plan).  In all such instances, such parties shall be and have been entitled to reasonably rely on the advice of counsel with respect to their duties and responsibilities in connection with the Bankruptcy Case and under the Plan.  Any and all Claims, causes of actions, rights, or any liabilities described above held by any person or party in interest against the foregoing parties listed in subsections (i)-(viii) above are fully waived, barred, released, and discharged in all respects (except as to rights, obligations, duties, and claims established under the Plan).  Nothing contained in this section shall operate as a release, waiver, or discharge of any Claim, cause of action, right, or other liability against members of the Committee in any capacity other than as a member of the Committee.

ARTICLE 9
INJUNCTION AGAINST ENFORCEMENT OF PRECONFIRMATION CLAIMS

AND EQUITY INTERESTS

9.1     Injunction Enjoining Holders of Claims Against and Equity Interests in Debtor.

Except as otherwise expressly provided in the Plan, after the Effective Date, all Persons who have been, are, or may be holders of Claims against or Equity Interests in the Debtor arising on or before the Effective Date shall be enjoined from taking any of the following actions against or affecting the Debtor, the Reorganized Debtor, New ATA, the Estate, the Estate Property, the Plan Trust Assets, the Unsecured Creditor Trust Assets and the Retained Assets regarding such Claims or Equity Interests (other than actions brought to enforce any rights or obligations under the Plan) to the fullest extent provided under Bankruptcy Code section 524:

(i)                                     commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against the Debtor, its Estate, the Estate Property, the Plan Trust Assets, the Unsecured Creditor Trust Assets, the Retained Assets, the Plan Trust, the Unsecured Creditor Trust, the Reorganized Debtor and New ATA (including, all suits, actions, and proceedings that are pending on the Effective Date, which shall be deemed withdrawn and dismissed with prejudice);

(ii)                                  enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, New ATA, the Plan Trust, the Unsecured Creditor Trust, the Reorganized Debtor, and their respective property, including, without limitation, the Plan Trust Assets, the Unsecured Creditor Trust Assets, the Retained Assets and the Estate Property;

(iii)                               creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtor, the Plan Trust, the Unsecured Creditor Trust, the Reorganized Debtor, New ATA, the Plan Trust Assets, the Unsecured Creditor Trust Assets, the Retained Assets and the Estate Property;

(iv)                              creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any Lien against the Debtor, the Plan Trust, the Unsecured Creditor Trust, the Reorganized Debtor, New ATA, the Plan Trust Assets, the Unsecured Creditor Trust Assets, the Retained Assets and the Estate Property; and

(v)                                 commencing or continuing any action, in any manner, in any place, that does not comply with or is inconsistent with the provisions of the Plan or the Bankruptcy Code.

9.2     Derivative Litigation Claims.

On and after the Effective Date, all Derivative Litigation Claims, except as otherwise released under the Plan, regardless of whether pending on the Petition Date, shall become a Plan Trust Asset.  All named plaintiffs (including certified and uncertified classes of plaintiffs) in any actions pending on the Effective Date relating to any Derivative Litigation Claims and their respective servants, agents, attorneys, and representatives shall, on and after the Effective Date, be permanently enjoined, stayed, and restrained from pursuing or prosecuting any Derivative Litigation Claim.  Nothing herein shall impair claims or causes of action that any Person may have directly (as opposed to derivatively) against any other Person.

ARTICLE 10
EVENTS OF DEFAULT

10.1     Events of Default.

An event of default shall occur if the Plan Trustee and/or the Unsecured Creditor Trustee or any other Person takes any action, fails to take any action, or fails to refrain from taking an action prevented, required, or otherwise set forth in the Plan, the Plan Trust Agreement and/or the Unsecured Creditor Trust Agreement.

10.2     Remedies for Defaults.

Subject to Bankruptcy Code section 1112, should an event of default occur by the Plan Trustee and/or the Unsecured Creditor Trustee, the Oversight Committee or any other Person, at least one other party-in-interest must provide written notice of the default to the defaulting party and serve copies of the notice to all parties identified in section 14.2 of the Plan.  If the default is not cured within ten (10) days after service of the notice of default, the notifying party may present an ex parte order to the Bankruptcy Court setting a date and time when the defaulting party must appear before the Bankruptcy Court and show cause why it should not be held in contempt of the Confirmation Order.  If the defaulting party is found to be in default of the Plan, the Bankruptcy Court shall:

(i)                                     assess the costs of the Plan Trustee and/or the Unsecured Creditor Trustee or other party-in-interest of proceeding on the order to show cause against the defaulting party, such costs to be the greater of the actual amounts incurred or $15,000; and

(ii)                                  designate a person, including the Plan Trustee and/or the Unsecured Creditor Trustee, to appear, sign, and/or accept on behalf of the defaulting party the documents required under the Plan in accordance with Federal Rule of Civil Procedure 70, or enter such other order compelling compliance with the Plan that may be necessary and that does not materially alter the terms of the Plan as confirmed.

ARTICLE 11
RESOLUTION OF CLAIMS

11.1     Right to Object to Claims.

The Unsecured Creditor Trustee on behalf of the Unsecured Creditor Trust shall have the right but not the obligation to examine and object to Class 4 General Unsecured Claims.  The Unsecured Creditor Trustee shall be substituted for the Debtor as the objecting party with respect to objections to Class 4 General Unsecured Claims pending on the Confirmation Date, if any, and shall have the right to continue prosecuting existing objections to the allowance of Class 4 General Unsecured Claims.

The Plan Trustee shall have the right, but not the obligation, to object to any Claims other than Class 4 General Unsecured Claims.

Notwithstanding the foregoing, any Claim held by a Creditor who is the subject of an Avoidance Action filed by the Unsecured Creditor Trustee shall be deemed objected to automatically without compliance with the objection procedures and Claim Objection Deadline outlined in Article 11.  Pursuant to section 502(d) of the Bankruptcy Code, any Claim of a Creditor from which property is recoverable under sections 542, 543, 550 or 553 or that is the subject of a filed Avoidance Action shall be deemed disallowed unless and until such Creditor has paid the amount or turned over such property for which such Creditor is liable under section 522(i), 542, 543, 550 or 553 of the Bankruptcy Code

11.2     Deadline for Objecting to Claims.

Objections to Claims must be filed with the Bankruptcy Court, and a copy of the objection must be served on the subject Claimant(s) before the expiration of the Claim Objection Deadline (unless such period is further extended by subsequent orders of the Bankruptcy Court); otherwise such Claims shall be deemed allowed in accordance with Bankruptcy Code section 502.  The objection shall notify the Claimholder of the deadline for responding to such objection.

11.3     Deadline for Responding to Claim Objections.

Within thirty (30) days after service of an objection, the Claimholder whose Claim was objected to must file a written response to the objection with the Bankruptcy Court and serve a copy on the respective Plan Trustee or the Unsecured Creditor Trustee and the parties identified in section 14.2 of the Plan.  Failure to file a written response within the 30-day time period shall constitute a waiver and release of that portion of the subject Claim that was subject to the objection, and shall cause the Bankruptcy Court to enter a default judgment against the non-responding Claimholder or granting the relief requested in the claim objection.

11.4     Right to Request Estimation of Claims.

Pursuant to section 502(c) of the Bankruptcy Code, the Debtor, the Plan Trustee and the Unsecured Creditor Trustee may request estimation or liquidation of any Disputed Claim that is contingent or unliquidated or any Disputed Claim arising from a right to an equitable remedy or breach of performance.

11.5     Release of Certain Claims.

As of the Effective Date, all Affiliate Claims asserted against the Debtor shall be deemed released and waived pursuant to the Global Settlement; provided however, GAL shall be deemed to hold an Allowed Other Secured Claim under Bankruptcy Code section 506(a) in an amount equal to the amount of any insurance premium refund received by GAL that gives rise to a valid setoff right against Debtor.  Such Allowed Other Secured Claim shall be satisfied by the retention of any Cash received by GAL giving rise to the valid setoff right.

As of the Effective Date, any Lender Deficiency Claim against the Debtor shall be deemed released and waived pursuant to the Global Settlement.

ARTICLE 12
RETENTION, ENFORCEMENT, COMPROMISE,

OR ADJUSTMENT OF CLAIMS BELONGING TO THE ESTATE

12.1     Right to Enforce, Compromise, or Adjust Estate Claims.

The Plan Trustee shall have and retain the sole and full power, authority, and standing to prosecute, compromise, or otherwise resolve any Rights of Action.  All proceeds derived from such Rights of Action shall constitute Plan Trust Assets.  The Unsecured Creditor Trustee shall have and retain the sole and full power, authority, and standing to prosecute, compromise, or otherwise resolve the Preference Actions.

12.2     Substitution of Plan Trustee as Plaintiff.

As of the Effective Date, the Plan Trustee shall be substituted as plaintiff for the Debtor in the FedEx Litigation and in any other pending litigation regarding Rights of Action brought by the Debtor.

12.3     Dismissal of Second Circuit Grievance Litigation.

As of the Effective Date, the Second Circuit Grievance Litigation, including Appeal, shall be dismissed with prejudice by the parties thereto and no later then ten (10) days after the Effective Date, such parties shall complete any and all actions necessary, including the filing of papers and pleadings with the appropriate tribunal, to consummate and effect the dismissal with prejudice.

12.4     Dismissal of WARN Adversaries.

As of the Effective Date, the WARN Adversaries shall be dismissed with prejudice by the parties thereto and no later then ten (10) days after the Effective Date, such parties shall complete any and all actions necessary, including the filing of papers and pleadings with the appropriate tribunal to consummate and effect the dismissal with prejudice.

ARTICLE 13
RETENTION OF JURISDICTION

13.1     Retention of Jurisdiction.

The Bankruptcy Court, even after the Bankruptcy Case has been closed, shall have jurisdiction over all matters arising under, arising in, or relating to the Bankruptcy Case, including proceedings to:

(a)                                  ensure that the Plan is fully consummated and implemented;

(b)                                 enter such orders that may be necessary or appropriate to implement, consummate, or enforce the provisions of the Plan and all contracts, instruments, releases, indemnifications, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

(c)                                  consider any modification of the Plan under Bankruptcy Code section 1127;

(d)                                 hear and determine all Claims, controversies, suits, and disputes against the Debtor to the full extent permitted under 28 U.S.C. sections 157 and 1334;

(e)                                  allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim, including the resolution of any and all objections to the allowance or priority of Claims;

(f)                                    hear, determine, and adjudicate any litigation involving the Rights of Action, Avoidance Actions, other claims or causes of action constituting Estate Property and other suits and adversary proceedings to recover property and assets of the Plan Trust or the Unsecured Creditor Trust (in each case, as successors-in-interest to the Debtor) wherever located, and to adjudicate any and all other Rights of Actions, Avoidance Actions, suits, adversary proceedings, motions, applications, and contested matters that may be commenced or maintained in the Bankruptcy Case or pursuant to the Plan, proceedings to adjudicate the Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

(g)                                 decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any motions or applications involving the Debtor that are pending on or commenced after the Effective Date;

(h)                                 resolve any cases, controversies, suits, or disputes that may arise in connection with the consummation, interpretation, or enforcement of the Plan, or any entity’s obligations incurred in connection with the Plan, or any other agreements governing, instruments evidencing, or documents relating to any of the foregoing, including the interpretation or enforcement of any rights, remedies, or obligations under any of the foregoing;

(i)                                     hear and determine all controversies, suits, and disputes that may arise out of or in connection with the enforcement of any subordination and similar agreements among Creditors under Bankruptcy Code section 510;

(j)                                     hear and determine all Professional Compensation Claims and all other requests for compensation and/or reimbursement of expenses that may be made for fees and expenses incurred before the Closing Date;

(k)                                  enforce any Final Order, the Confirmation Order, the final decree, and all injunctions contained in those orders;

(l)                                     enter an order concluding and terminating the Bankruptcy Case;

(m)                               correct any defect, cure any omission, or reconcile any inconsistency in the Plan, or the Confirmation Order, or any other document or instruments created or entered into in connection with the Plan;

(n)                                 determine all questions and disputes regarding title to the Estate Property;

(o)                                 classify the Claims of any Claimholders and the treatment of those Claims under the Plan, re-examine Claims that may have been allowed for purposes of voting, and determine objections that may be filed to any Claims;

(p)                                 take any action described in the Plan involving the Debtor;

(q)                                 enforce, by injunction or otherwise, the provisions contained in the Plan, the Confirmation Order, any final decree, and any Final Order that provides for the adjudication of any issue by the Bankruptcy Court;

(r)                                    enter and implement such orders that are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(s)                                  hear, determine and adjudicate any motions, contested or litigated motions brought pursuant to Bankruptcy Code section 1112; and

(t)                                    enter a final decree as contemplated by Bankruptcy Rule 3022;

(u)                                 hear, determine and adjudicate any and all objections to Claims brought by the Plan Trustee and the Unsecured Creditor Trustee.

ARTICLE 14
MISCELLANEOUS PROVISIONS

14.1     Confirmation Order.

The Confirmation Order shall contain all injunctions and other orders that may be necessary to implement the Plan.  To the extent necessary, the Confirmation Order shall contain any provisions necessary to provide for the substantial consummation of the Plan on the Effective Date.

14.2     Notices.

Except as otherwise specifically provided for in the Plan, whenever the Plan requires notice be given, such notice shall be given to the following parties at their respective addresses, unless a prior notice of change of address has been served on the parties identified in this section indicating a new address:

The Debtor:

Haynes and Boone, LLP

1221 McKinney, Suite 2100

Houston, Texas 77010

Attn:  Kenric D. Kattner

The Official Committee of Unsecured Creditors:

Ottberbourg, Steindler, Houston & Rosen, P.C.

230 Park Avenue

New York, New York 10169

Attn:     Steven B. Soll

JPMorgan

Simpson Thacher & Bartlett, LLP

425 Lexington Avenue

New York, New York 10117

Attn:  Kathrine A. McLendon

The Buyer

Baker & McKenzie LLP

One Prudential Plaza, Suite 3600

130 East Randolph Drive

Chicago, Illinois 60601

Attn:  David F. Heroy

14.3     Dates.

The provisions of Bankruptcy Rule 9006 shall govern the calculation of any dates or deadlines referenced in the Plan.

14.4     Further Action.

Nothing contained in the Plan shall prevent the Debtor from taking any actions that may be necessary to consummate the Plan, even though such actions may not specifically be provided for in the Plan.

14.5     Exhibits.

All exhibits attached to the Plan and Plan Documents are incorporated in the Plan by reference and are an integral part of the Plan as though fully set forth herein.

14.6     Exemption from Transfer Taxes.

Under Bankruptcy Code section 1146(c), the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan, shall not be taxed under any law imposing a stamp tax or similar tax; including, without limitation, the issuance of the New Equity Interest and the New Membership Interest shall not be taxed under any law imposing a stamp tax or similar tax.

14.7     Binding Effect.

The Plan shall be binding on, and inure to the benefit of, the Debtor, the Committee, the holders of Claims and Equity Interests, and their respective successors, heirs, and assigns, regardless of whether those parties voted to accept the Plan.

14.8     Governing Law.

Except to the extent that the Bankruptcy Code, Bankruptcy Rules, or other non-bankruptcy federal law are applicable, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to any conflicts of law principles.

14.9     Headings.

Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

14.10     Withdrawal or Revocation of the Plan.

The Debtor reserves the right to revoke or withdraw the Plan before the Confirmation Date.  If the Debtor revokes or withdraws the Plan, then the Plan shall be null and void, and nothing contained in the Plan shall constitute a waiver or release of any Claims, or prejudice in any manner the rights of the Debtor or any other Person.

14.11     Reservation of Rights.

Neither the filing of the Plan nor any statement or provision contained in the Plan or in the Disclosure Statement, nor the taking of any action with respect to the Plan, shall (i) be or be deemed to be an admission against interest by the Debtor and (ii) until the Effective Date, be or be deemed to be a waiver of any rights the Debtor may have (a) against any other person or (b) in any of the property and assets of any other Person, and, until the Effective Date, all such rights are specifically reserved.

14.12     Defects, Omissions, and Amendments.

The Debtor may, with the approval of the Bankruptcy Court and without notice to holders of Claims, insofar as it does not materially and adversely affect holders of Claims, correct any defect, omission, or inconsistency in the Plan in such a manner and to such extent necessary or desirable to expedite the execution of the Plan.  The Debtor may, with the consent of JPMorgan, the Committee, the Unions and Batman, propose amendments or alterations to the Plan before the Confirmation Hearing as provided in Bankruptcy Code section 1127 if, in the opinion of the Bankruptcy Court, the modification does not materially and adversely affect the interests of holders of Claims, so long as the Plan, as modified, complies with Bankruptcy Code sections 1122 and 1123 and the Debtor have complied with Bankruptcy Code section 1125.  The Debtor may, with the consent of JPMorgan, the Unsecured Creditor Trustee and the Plan Trustee, propose amendments or alterations to the Plan after the Confirmation Date but prior to substantial consummation, in a manner that, in the opinion of the Bankruptcy Court, does not materially and adversely affect holders of Claims, so long as the Plan, as modified, complies with Bankruptcy Code sections 1122 and 1123, the Debtor have complied with Bankruptcy Code section 1125, and after notice and a hearing, the Bankruptcy Court confirms such Plan, as modified, under Bankruptcy Code section 1129.

14.13     Good Faith.

Confirmation of the Plan shall constitute a finding that (i) the Plan has been proposed in good faith and in compliance with the provisions of the Bankruptcy Code and (ii) the solicitation of acceptances or rejections of the Plan by all Persons and the offer, issuance, sale, or purchase of any security offered or sold under the Plan has been in good faith and in compliance with applicable provisions of the Bankruptcy Code.

ARTICLE 15
SUBSTANTIAL CONSUMMATION

15.1     Substantial Consummation.

The Plan shall be deemed substantially consummated immediately on the completion of the principal actions required to be undertaken at the Closing as provided in section 6.6 of the Plan.

15.2     Final Decree.

Following substantial consummation, the Plan Trustee may request the Bankruptcy Court to enter a final decree closing the case and such other orders that may be necessary and appropriate.

ARTICLE 16
CONDITIONS TO CONFIRMATION AND EFFECTIVENESS OF THE PLAN

16.1     Conditions Precedent to Confirmation.

The following are conditions precedent to confirmation of the Plan that shall be satisfied or waived in writing in accordance with section 16.3 of the Plan:

(a)                                  The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance acceptable to the Debtor, JPMorgan, the Committee, the Unions, Batman and GAL; and

(b)                                 The Confirmation Order, the Plan and the Plan Documents shall be in form and substance acceptable to the Debtor, JPMorgan, the Committee, the Unions, Batman and GAL.

16.2     Conditions Precedent to Effectiveness.

The following are conditions precedent to the occurrence of the Effective Date, each of which shall be satisfied or waived in writing in accordance with section 16.3 of the Plan:

(a)                                  The Confirmation Order that complies with section 16.1 of the Plan shall not be stayed.

(b)                                 All actions, documents, and agreements necessary to implement the Plan and all transactions described in section 6.6 of the Plan, other than consummation of the Purchase Agreement, which is expressly not a condition precedent to occurrence of the Effective Date, shall have been effected or executed as applicable.

16.3     Waiver of Conditions to Confirmation or Consummation.

The conditions set forth in sections 16.1 and 16.2 of the Plan may be waived by the Debtor, with the consent of JPMorgan, the Committee, the Unions, Batman and GAL, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing. The failure of any of the Debtor, JPMorgan, the Committee, the Unions, Batman and GAL in its or their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and such right shall be deemed an ongoing right, which may be asserted at any time.

Dated:  February 3, 2009

ATA AIRLINES, INC.

/s/ Steven S. Turoff
By: Steven S. Turoff
Its: Chief Restructuring Officer

EXHIBIT A TO THE CHAPTER 11 PLAN

GLOSSARY OF DEFINED TERMS

EXHIBIT B TO THE CHAPTER 11 PLAN

THE LIQUIDATING TRUST AGREEMENT FOR THE ATA PLAN TRUST

EXHIBIT C TO THE CHAPTER 11 PLAN

THE LIQUIDATING TRUST AGREEMENT FOR THE

ATA UNSECURED CREDITOR TRUST